This pricing supplement, which is not complete and may be changed, relates to an effective Registration Statement under the Securities Act of 1933.  This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these notes in any country or jurisdiction where such an offer would not be permitted.
SUBJECT TO COMPLETION, DATED March 21, 2025
Preliminary Pricing Supplement - Subject to Completion
(To Prospectus dated December 30, 2022,
Prospectus Supplement dated December 30, 2022 and
Product Supplement EQUITY-1 dated December 30, 2022)
March   , 2025
Filed Pursuant to Rule 424(b)(2) Series A Registration Statement Nos. 333-268718 and 333-268718-01

BofA Finance LLC $---- Trigger Autocallable Notes
Linked to the VanEck® Junior Gold Miners ETF Due March 24, 2028 Fully and Unconditionally Guaranteed by Bank of America Corporation
Investment Description
The Trigger Autocallable Notes linked to the VanEck® Junior Gold Miners ETF (the “Underlying”) due March 24, 2028 (the “Notes”) are senior unsecured obligations issued by BofA Finance LLC (“BofA Finance”), a consolidated finance subsidiary of Bank of America Corporation (“BAC” or the “Guarantor”), which are fully and unconditionally guaranteed by the Guarantor. If the Current Underlying Price is greater than or equal to the Initial Value on any quarterly Observation Date, we will automatically call the Notes and pay you a Call Price equal to the Stated Principal Amount plus a Call Return based on the Call Return Rate, and no further amounts will be owed to you. The Call Return increases the longer the Notes are outstanding, based on a fixed Call Return Rate per annum, as indicated on page PS-6. If by maturity the Notes have not been automatically called and the Current Underlying Price on the Final Observation Date is less than the Initial Value but greater than or equal to the Downside Threshold, you will receive the Stated Principal Amount. However, if by maturity the Notes have not been automatically called and the Current Underlying Price on the Final Observation Date is less than the Downside Threshold, you will receive less than the Stated Principal Amount at maturity, resulting in a loss that is proportionate to the decline in the Closing Market Price of the Underlying from the Trade Date to the Final Observation Date, up to a 100% loss of your investment.
Investing in the Notes involves significant risks. You may lose a substantial portion or all of your initial investment.  You will not receive dividends or other distributions paid on any shares or units of the Underlying or on the stocks included in the Underlying or participate in any appreciation of the Underlying. The contingent repayment of the Stated Principal Amount applies only if you hold the Notes to automatic call. Any payment on the Notes, including any repayment of the Stated Principal Amount, is subject to the creditworthiness of BofA Finance and the Guarantor and is not, either directly or indirectly, an obligation of any third party.

Features				Key Dates[1]
❑   Automatic Call Feature— We will automatically call the Notes for a Call Price equal to the Stated Principal Amount plus a Call Return based on the Call Return Rate if the Current Underlying Price is greater than or equal to the Initial Value on any quarterly Observation Date (beginning approximately twelve months after issuance). The Call Return increases the longer the Notes are outstanding, based on a fixed Call Return Rate per annum, as indicated on page PS-6. If the Notes are not automatically called, investors will have full downside market exposure to the Underlying at maturity.
❑    Contingent Repayment of Principal at Maturity with Potential for Full Downside Market Exposure—If you hold the Notes to maturity and the Notes have not been automatically called on any Observation Date, including the Final Observation Date, and the Current Underlying Price on the Final Observation Date is equal to or greater than the Downside Threshold, you will receive the Stated Principal Amount of your Notes at maturity. If, however, you hold the Notes to maturity and the Notes have not been automatically called on any Observation Date, including the Final Observation Date, and the Current Underlying Price on the Final Observation Date is less than the Downside Threshold, you will receive less than the Stated Principal Amount of your Notes at maturity, resulting in a loss that is proportionate to the decline in the Closing Market Price of the Underlying from the Trade Date to the Final Observation Date, up to a 100% loss of your investment.
Any payment on the Notes is subject to the creditworthiness of BofA Finance and the Guarantor.
				Trade Date[2] Issue Date[2] Observation Dates[3] Final Observation Date[3] Maturity Date	March 21, 2025 March 26, 2025 Quarterly, beginning on March 30, 2026 March 21, 2028 March 24, 2028
1
Subject to change and will be set forth in the final pricing supplement relating to the Notes.
2
See “Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest” in this pricing supplement for additional information.
3
See page PS-6 for additional details.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. BOFA FINANCE IS NOT NECESSARILY OBLIGATED TO REPAY THE STATED PRINCIPAL AMOUNT AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BOFA FINANCE THAT IS GUARANTEED BY BAC.  YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “RISK FACTORS’’ BEGINNING ON PAGE PS-7 OF THIS PRICING SUPPLEMENT, PAGE PS-5 OF THE ACCOMPANYING PRODUCT SUPPLEMENT, PAGE S-6 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PAGE 7 OF THE ACCOMPANYING PROSPECTUS BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.  THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND MAY HAVE LIMITED OR NO LIQUIDITY.

Notes Offering
We are offering Trigger Autocallable Notes linked to the VanEck® Junior Gold Miners ETF due March 24, 2028. The Call Return Rate, Initial Value and Downside Threshold will be determined on the Trade Date. The Notes are our senior unsecured obligations, guaranteed by BAC, and are offered for a minimum investment of 100 Notes (each Note corresponding to $10.00 in Stated Principal Amount) at the Public Offering Price described below.

Underlying	Call Return Rate	Initial Value	Downside Threshold	CUSIP/ISIN
VanEck® Junior Gold Miners ETF (Ticker: GDXJ)	Between [13.20% to 13.40%] per annum		, which is 60% of the Initial Value	09710T645 / US09710T6459

See “Summary” in this pricing supplement. The Notes will have the terms specified in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.
None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these Notes or the guarantee, or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense. The Notes and the related guarantee of the Notes by the Guarantor are unsecured and are not savings accounts, deposits, or other obligations of a bank.  The Notes are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and involve investment risks.
	Public Offering Price	Underwriting Discount(1)	Proceeds (before expenses) to BofA Finance
Per Note	$10.00	$0.25	$9.75
Total	$	$	$
(1) The underwriting discount is $0.25 per Note. BofA Securities, Inc. (“BofAS”), acting as principal, expects to purchase from BofA Finance, and BofA Finance expects to sell to BofAS, the aggregate principal amount of the Notes set forth above for $9.75 per Note. UBS Financial Services Inc. (“UBS”), acting as a selling agent for sales of the Notes, expects to purchase from BofAS, and BofAS expects to sell to UBS, all of the Notes for $9.75 per Note. UBS will receive an underwriting discount of $0.25 per Note for each Note it sells in this offering. UBS proposes to offer the Notes to the public at a price of $10.00 per Note.  For additional information on the distribution of the Notes, see “Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest” in this pricing supplement.
The initial estimated value of the Notes will be less than the public offering price. The initial estimated value of the Notes as of the Trade Date is expected to be between $9.15 and $9.65 per $10 in Stated Principal Amount. See “Summary” on page PS-4 of this pricing supplement, “Risk Factors” beginning on page PS-7 of this pricing supplement and “Structuring the Notes” on page PS-23 of this pricing supplement for additional information.  The actual value of your Notes at any time will reflect many factors and cannot be predicted with accuracy.
UBS Financial Services Inc.	BofA Securities

Additional Information about BofA Finance LLC, Bank of America Corporation and the Notes
You should read carefully this entire pricing supplement and the accompanying product supplement, prospectus supplement and prospectus to understand fully the terms of the Notes, as well as the tax and other considerations important to you in making a decision about whether to invest in the Notes. In particular, you should review carefully the section in this pricing supplement entitled “Risk Factors,” which highlights a number of risks of an investment in the Notes, to determine whether an investment in the Notes is appropriate for you.  If information in this pricing supplement is inconsistent with the product supplement, prospectus supplement or prospectus, this pricing supplement will supersede those documents. You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any of the Notes.
The information in the “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. You should rely only on the information contained in this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. None of us, the Guarantor, BofAS or UBS is making an offer to sell these Notes in any jurisdiction where the offer or sale is not permitted.  You should assume that the information in this pricing supplement and the accompanying product supplement, prospectus supplement, and prospectus is accurate only as of the date on their respective front covers.
Certain terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement, prospectus supplement and prospectus.  Unless otherwise indicated or unless the context requires otherwise, all references in this pricing supplement to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC (or any other affiliate of BofA Finance).
The above-referenced accompanying documents may be accessed at the following links:
♦
Product supplement EQUITY-1 dated December 30, 2022:
https://www.sec.gov/Archives/edgar/data/1682472/000119312522315473/d429684d424b2.htm
♦
Series A MTN prospectus supplement dated December 30, 2022 and prospectus dated December 30, 2022:
https://www.sec.gov/Archives/edgar/data/1682472/000119312522315195/d409418d424b3.htm

The Notes are our senior debt securities. Any payments on the Notes are fully and unconditionally guaranteed by BAC. The Notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The Notes will rank equally in right of payment with all of our other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law. The related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the Notes, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor.

Investor Suitability
The Notes may be suitable for you if, among other considerations:
♦
You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire investment.
♦
You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that will have the full downside market risk of an investment in the Underlying.
♦
You understand and accept the risks associated with the Underlying.
♦
You are willing to invest in the Notes based on the Downside Threshold indicated on the cover hereof.
♦
You believe the Current Underlying Price will be greater than or equal to the Initial Value on any Observation Date prior to the Final Observation Date.
♦
You can tolerate fluctuations in the value of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying.
♦
You are willing to hold Notes that will be called on the earliest Observation Date (beginning approximately twelve months after issuance) on which the Current Underlying Price is greater than or equal to the Initial Value.
♦
You are willing to make an investment whose positive return is limited to the Call Return, regardless of the potential appreciation of the Underlying, which could be significant.
♦
You are willing and able to hold the Notes to maturity, and accept that there may be little or no secondary market for the Notes.
♦
You do not seek current income from your investment and are willing to forgo dividends or any other distributions paid on the stocks included in the Underlying.
♦
You are willing to invest in the Notes if the Call Return Rate were set equal to the bottom of the range indicated on the cover page of this pricing supplement (the actual Call Return Rate will be set on the Trade Date).
♦
You are willing to assume the credit risk of BofA Finance and BAC for all payments under the Notes, and understand that if BofA Finance and BAC default on their obligations, you might not receive any amounts due to you, including any repayment of the Stated Principal Amount.

The Notes may not be suitable for you if, among other considerations:
♦
You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire investment.
♦
You cannot tolerate the loss of all or a substantial portion of your initial investment, or you are not willing to make an investment that will have the full downside market risk of an investment in the Underlying.
♦
You are unwilling to invest in the Notes based on the Downside Threshold specified on the cover hereof.
♦
You require an investment designed to guarantee a full return of the Stated Principal Amount at maturity.
♦
You do not understand or are not willing to accept the risks associated with the Underlying.
♦
You do not believe the Current Underlying Price is likely to be greater than or equal to the Initial Value on any Observation Date, exposing you to the full downside performance of the Underlying.
♦
You believe that the Current Underlying Price on the Final Observation Date will be less than the Downside Threshold.
♦
You cannot tolerate fluctuations in the value of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying.
♦
You are unwilling to hold Notes that will be called on the earliest Observation Date (beginning approximately twelve months after issuance) on which the Current Underlying Price is greater than or equal to the Initial Value.
♦
You seek an investment that participates in the full appreciation of the Underlying and whose positive return is not limited to the Call Return.
♦
You seek an investment for which there will be an active secondary market.
♦
You seek current income from this investment or prefer to receive the dividends and any other distributions paid on the stocks included in the Underlying.
♦
You would be unwilling to invest in the Notes if the Call Return Rate were set equal to the bottom of the range indicated on the cover page of this pricing supplement (the actual Call Return Rate will be set on the Trade Date).
♦
You prefer the lower risk of conventional fixed income investments with comparable maturities and credit ratings.
♦
You are not willing to assume the credit risk of BofA Finance and BAC for all payments under the Notes, including any repayment of the Stated Principal Amount.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should review “The Underlying” herein for more information on the Underlying. You should also review carefully the “Risk Factors” section herein for risks related to an investment in the Notes.

Summary
Issuer	BofA Finance
Guarantor	BAC
Public Offering Price	100% of the Stated Principal Amount
Stated Principal Amount	$10.00 per Note
Minimum Investment	$1,000 (100 Notes)
Term	Approximately three years, unless earlier automatically called
Trade Date[1],[2]	March 21, 2025
Issue Date[1],2	March 26, 2025
Final Observation Date[1]	March 21, 2028
Maturity Date[1]	March 24, 2028
Underlying	VanEck® Junior Gold Miners ETF (Ticker: GDXJ)
Automatic Call Feature
The Notes will be automatically called if the Current Underlying Price is greater than or equal to the Initial Value on any Observation Date.
If the Notes are automatically called, we will pay you on the applicable Call Settlement Date a cash payment per $10.00 Stated Principal Amount equal to the Call Price for the applicable Observation Date.
If the Notes are automatically called, no further payments will be made on the Notes.

Observation Dates[1]	See “Observation Dates, Call Returns, Call Prices and Call Settlement Dates” on page PS-6.
Call Settlement Dates[1]	See “Observation Dates, Call Returns, Call Prices and Call Settlement Dates” on page PS-6.
Call Price	The Call Price will be calculated based on the following formula: $10.00 + applicable Call Return See “Observation Dates, Call Returns, Call Prices and Call Settlement Dates” on page PS-6.
Call Return/Call Return Rate
The Call Return increases the longer the Notes are outstanding and will be based on the fixed Call Return Rate of between [13.20% and 13.40%] per annum, as indicated on page PS-6. The actual Call Returns and Call Return Rate will be determined on the Trade Date.

Payment At Maturity (per $10.00 Stated Principal Amount)
If the Notes are not automatically called and the Current Underlying Price on the Final Observation Date is less than the Initial Value but greater than or equal to the Downside Threshold, we will pay you a cash payment on the Maturity Date that is equal to the Stated Principal Amount.
However, if the Current Underlying Price on the Final Observation Date is less than the Downside Threshold, we will pay you a cash payment on the Maturity Date that is less than the Stated Principal Amount and may be zero, resulting in a loss that is proportionate to the negative Underlying Return on the Final Observation Date, equal to:
$10.00 × (1 + Underlying Return on the Final Observation Date)

Accordingly, you will lose all or a substantial portion of your Stated Principal Amount at maturity, depending on how significantly the Underlying declines.
Underlying Return	On the Final Observation Date, calculated as follows: Current Underlying Price – Initial Value Initial Value
Downside Threshold	60% of the Initial Value, as specified on the cover page of this pricing supplement.
Initial Value	The Closing Market Price of the Underlying on the Trade Date, as specified on the cover page of this pricing supplement.
Price Multiplier
1, subject to adjustment for certain events as described in “Description of the Notes – Anti-Dilution and Discontinuance Adjustments Relating to ETFs” beginning on page PS-28 of the accompanying product supplement.

Current Underlying Price	On any Observation Date, the Closing Market Price of the Underlying on that Observation Date, multiplied by its Price Multiplier, as determined by the calculation agent.
Trading Day	As defined on page PS-22 of the accompanying product supplement.
Calculation Agent	BofAS, an affiliate of BofA Finance.
Selling Agents	BofAS and UBS.
Events of Default and Acceleration
If an Event of Default, as defined in the senior indenture relating to the Notes and in the section entitled “Description of Debt Securities of BofA Finance LLC—Events of Default and Rights of Acceleration; Covenant Breaches” on page 54 of the accompanying prospectus, with respect to the Notes occurs and is continuing, the amount payable to a holder of the Notes upon any acceleration permitted under the senior indenture will be equal to the amount described under the caption “—Payment at Maturity” above, calculated as though the date of acceleration were the Maturity Date of the Notes and as though the Final Observation Date were the third trading day prior to the date of acceleration, except that if on the deemed Final Observation Date the Current Underlying Price is greater than or equal to the Initial Value, payment will be made as described under the caption “—Automatic Call Feature” above with reference to the scheduled Observation Date immediately following the deemed Final Observation Date. The calculation agent shall prorate the period of time elapsed between the issue date of the Notes and the date of acceleration.  In case of a default in the payment of the Notes, whether at their maturity or upon acceleration, the Notes will not bear a default interest rate.

[1] Subject to change and will be set forth in the final pricing supplement relating to the Notes.	[2] See “Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest” in this pricing supplement for additional information.

Investment Timeline

Trade Date	The Closing Market Price of the Underlying (the Initial Value) is observed, the Call Returns/ Call Return Rate are set and the Downside Threshold is determined.

Quarterly, beginning March 30, 2026
The Current Underlying Price will be determined on each Observation Date.
The Notes will be automatically called if the Current Underlying Price is greater than or equal to the Initial Value on any Observation Date.
If the Notes are automatically called on any Observation Date, we will pay you on the related Call Settlement Date (or the Maturity Date, in the case of the Final Observation Date) the Call Price for the applicable Observation Date, equal to the Stated Principal Amount plus the applicable Call Return (as indicated on page PS-6).
If the Notes are automatically called, no further payments will be made on the Notes.

Maturity Date (if not previously automatically called)
If the Notes are not automatically called and the Current Underlying Price on the Final Observation Date is less than the Initial Value but greater than or equal to the Downside Threshold, we will pay you a cash payment on the Maturity Date that is equal to the Stated Principal Amount.
However, if the Current Underlying Price on the Final Observation Date is less than the Downside Threshold, we will pay you a cash payment on the Maturity Date that is less than the Stated Principal Amount and may be zero, resulting in a loss that is proportionate to the negative Underlying Return on the Final Observation Date, equal to:
$10.00 × (1 + Underlying Return on the Final Observation Date)

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SUBSTANTIAL PORTION OR ALL OF YOUR INITIAL INVESTMENT.  THE CONTINGENT REPAYMENT OF THE STATED PRINCIPAL AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO AUTOMATIC CALL, IF APPLICABLE. ANY PAYMENT ON THE NOTES IS SUBJECT TO THE CREDITWORTHINESS OF BOFA FINANCE AND THE GUARANTOR.

Observation Dates, Call Returns, Call Prices and Call Settlement Dates
Observation Dates[1,2]	Call Returns[3] (Per $10 Stated Principal Amount, based on a Call Return Rate of between [13.20% to 13.40%] per annum.)	Call Prices[3] (Per $10 Stated Principal Amount)	Call Settlement Dates[1]
March 30, 2026	13.20% to 13.40% of the Stated Principal Amount	$11.320 to $11.340	April 1, 2026
June 22, 2026	16.50% to 16.75% of the Stated Principal Amount	$11.650 to $11.675	June 24, 2026
September 21, 2026	19.80% to 20.10% of the Stated Principal Amount	$11.980 to $12.010	September 23, 2026
December 21, 2026	23.10% to 23.45% of the Stated Principal Amount	$12.310 to $12.345	December 23, 2026
March 22, 2027	26.40% to 26.80% of the Stated Principal Amount	$12.640 to $12.680	March 24, 2027
June 21, 2027	29.70% to 30.15% of the Stated Principal Amount	$12.970 to $13.015	June 23, 2027
September 21, 2027	33.00% to 33.50% of the Stated Principal Amount	$13.300 to $13.350	September 23, 2027
December 21, 2027	36.30% to 36.85% of the Stated Principal Amount	$13.630 to $13.685	December 23, 2027
March 21, 2028	39.60% to 40.20% of the Stated Principal Amount	$13.960 to $14.020	March 24, 2028
1 Subject to change and will be set forth in the final pricing supplement relating to the Notes.
2 The Observation Dates are subject to postponement as set forth in “Additional Terms Relating to Observation Dates” below.
3 The actual Call Returns and Call Prices will be determined on the Trade Date.
Additional Terms Relating to Observation Dates
Events Relating to Observation Dates – The following replaces in its entirety the section entitled “Description of the Notes—Certain Terms of the Notes – Events Relating to Observation Dates” in the accompanying product supplement:
If, with respect to the Underlying, (i) a Market Disruption Event occurs on a scheduled Observation Date or (ii) the calculation agent determines that by reason of an extraordinary event, occurrence, declaration or otherwise, any scheduled Observation Date is not a Trading Day for the Underlying (any such day in either (i) or (ii) being a “Non-Observation Date”), the Closing Market Price of the Underlying for that Non-Observation Date will be deemed to be its Closing Market Price on the first scheduled Trading Day following that Non-Observation Date. However, if (i) a Market Disruption Event occurs on the first scheduled Trading Day following that Non-Observation Date or (ii) the first scheduled Trading Day following that Non-Observation Date is determined by the calculation agent not to be a Trading Day by reason of an extraordinary event, occurrence, declaration or otherwise, the Closing Market Price of the Underlying for the relevant Observation Date will be determined (or, if not determinable, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances on such first scheduled Trading Day following that Non-Observation Date, regardless of the occurrence of a Market Disruption Event or non-Trading Day on that day.

Risk Factors
Your investment in the Notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the Notes should be made only after carefully considering the risks of an investment in the Notes, including those discussed below, with your advisors in light of your particular circumstances. The Notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the Notes or financial matters in general. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” sections beginning on page PS-5 of the accompanying product supplement, page S-6 of the accompanying prospectus supplement and page 7 of the accompanying prospectus identified on page PS-2 above.
Structure-related Risks
♦
The Notes do not bear interest. Unlike a conventional debt security, no interest payments will be paid over the term of the Notes, regardless of the extent to which the Current Underlying Price exceeds the Initial Value.

♦
Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the Notes at maturity. If the Notes are not automatically called and the Current Underlying Price on the Final Observation Date is less than the Downside Threshold, at maturity, you will lose 1% of the Stated Principal Amount for each 1% that the Current Underlying Price on the Final Observation Date is less than the Initial Value. In that case, you will lose a significant portion or all of your investment in the Notes.

♦
The appreciation potential of the Notes is limited. Your potential total return on the Notes is limited to the applicable Call Return, which will only be received if the Notes are automatically called. Because the Call Return increases the longer the Notes have been outstanding and because the Notes could be called as early as approximately twelve months after the Issue Date, you may not receive the higher Call Return associated with a later Observation Date. You will not participate in any potential appreciation of the Underlying even though you may be subject to the full downside performance of the Underlying. As a result, the return on an investment in the Notes may be significantly less than the return on a hypothetical direct investment in the Underlying or the stocks included in the Underlying. Furthermore, if the Notes are automatically called, you may be unable to invest in other securities with a similar level of risk that could provide a return that is similar to the Notes.

♦
The limited downside protection provided by the Downside Threshold applies only upon an automatic call or at maturity. You should be willing to hold your Notes to maturity. If you are able to sell your Notes in the secondary market prior to an automatic call, you may have to sell them at a loss relative to your initial investment even if the price of the Underlying at that time is equal to or greater than the Downside Threshold. All payments on the Notes are subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor.

♦
The Payment at Maturity and the determination as to whether the Notes will be automatically called will not reflect the prices of the Underlying other than on the Observation Dates. The prices of the Underlying during the term of the Notes other than on the Observation Dates will not affect payments on the Notes or the determination as to whether the Notes will be automatically called. Notwithstanding the foregoing, investors should generally be aware of the performance of the Underlying while holding the Notes, as the performance of the Underlying may influence the market value of the Notes. The calculation agent will determine whether the Notes are automatically called or will calculate the Payment at Maturity, as applicable, by comparing only the Initial Value or the Downside Threshold, as applicable, to the Current Underlying Price. No other prices of the Underlying will be taken into account. As a result, the Notes will not be automatically called if the Current Underlying Price is less than the Initial Value on each Observation Date, even if the price of the Underlying was always above the Initial Value on each other day during the term of the Notes. Similarly, if the Notes are not automatically called and the Current Underlying Price on the Final Observation Date is less than the Downside Threshold, you will receive less than the Stated Principal Amount at maturity, even if the price of the Underlying was always above the Downside Threshold prior to the Final Observation Date.

♦
Your return on the Notes may be less than the yield on a conventional debt security of comparable maturity. Any return that you receive on the Notes may be less than the return you would earn if you purchased a conventional debt security with the same Maturity Date.  As a result, your investment in the Notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money. In addition, if interest rates increase during the term of the Notes, the Call Return Rate may be less than the yield on a conventional debt security of comparable maturity.

♦
Any payment on the Notes is subject to our credit risk and the credit risk of the Guarantor, and actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of the Notes.  The Notes are our senior unsecured debt securities. Any payment on the Notes will be fully and unconditionally guaranteed by the Guarantor. The Notes are not guaranteed by any entity other than the Guarantor. As a result, your receipt of all payments on the Notes will be dependent upon our ability and the ability of the Guarantor to repay our respective obligations under the Notes on the applicable payment date, regardless of the Current Underlying Price as compared to the Downside Threshold or Initial Value, as applicable.  No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be on the applicable payment date. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amounts payable under the terms of the Notes and you could lose all of your initial investment.

In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations. Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the Maturity Date may adversely affect the market value of the Notes.  However, because your return on the Notes depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the value of the Underlying, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the Notes.
♦
We are a finance subsidiary and, as such, have no independent assets, operations or revenues. We are a finance subsidiary of BAC, have no operations other than those related to the issuance, administration and repayment of our debt securities that are guaranteed by the Guarantor, and are dependent upon the Guarantor and/or its other subsidiaries to meet our obligations under the Notes in the ordinary course. Therefore, our ability to make payments on the Notes may be limited.

Valuation- and Market-related Risks
♦
The public offering price you pay for the Notes will exceed their initial estimated value. The range of initial estimated values of the Notes that is provided on the cover page of this preliminary pricing supplement, and the initial estimated value as of the Trade Date that will be provided in the final pricing supplement, are each estimates only, determined as of a particular point in time by reference to our and our affiliates' pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the Notes.  These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the prices of the Underlying, changes in the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charges, all as further described in "Structuring the Notes" below. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.

♦
The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates would be willing to purchase your Notes in any secondary market (if any exists) at any time. The value of your Notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlying, our and BAC’s creditworthiness and changes in market conditions.

♦
The price of the Notes that may be paid by BofAS in any secondary market (if BofAS makes a market, which it is not required to do), as well as the price which may be reflected on customer account statements, will be higher than the then-current estimated value of the Notes for a limited time period after the Trade Date. As agreed by BofAS and the UBS, for approximately an eight-month period after the Trade Date, to the extent BofAS offers to buy the Notes in the secondary market, it will do so at a price that will exceed the estimated value of the Notes at that time.  The amount of this excess, which represents a portion of the hedging-related charges expected to be realized by BofAS and UBS over the term of the Notes, will decline to zero on a straight line basis over that eight-month period.  Accordingly, the estimated value of your Notes during this initial eight-month period may be lower than the value shown on your customer account statements.  Thereafter, if BofAS buys or sells your Notes, it will do so at prices that reflect the estimated value determined by reference to its pricing models at that time. Any price at any time after the Trade Date will be based on then-prevailing market conditions and other considerations, including the performance of the Underlying and the remaining term of the Notes.  However, none of us, the Guarantor, BofAS or any other party is obligated to purchase your Notes at any price or at any time, and we cannot assure you that any party will purchase your Notes at a price that equals or exceeds the initial estimated value of the Notes.

♦
We cannot assure you that a trading market for your Notes will ever develop or be maintained. We will not list the Notes on any securities exchange.  We cannot predict how the Notes will trade in any secondary market or whether that market will be liquid or illiquid.

The development of a trading market for the Notes will depend on the Guarantor’s financial performance and other factors, including changes in the prices of the Underlying. The number of potential buyers of your Notes in any secondary market may be limited. We anticipate that BofAS will act as a market-maker for the Notes, but none of us, the Guarantor or BofAS is required to do so. There is no assurance that any party will be willing to purchase your Notes at any price in any secondary market. BofAS may discontinue its market-making activities as to the Notes at any time. To the extent that BofAS engages in any market-making activities, it may bid for or offer the Notes. Any price at which BofAS may bid for, offer, purchase, or sell any Notes may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or completed transactions may affect the prices, if any, at which the Notes might otherwise trade in the market. In addition, if at any time BofAS were to cease acting as a market-maker as to the Notes, it is likely that there would be significantly less liquidity in the secondary market. In such a case, the price at which the Notes could be sold likely would be lower than if an active market existed.
♦
Economic and market factors have affected the terms of the Notes and may affect the market value of the Notes prior to maturity or an automatic call. Because market-linked notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity or an automatic call. These factors include the prices of the Underlying and the securities included in the Underlying; the volatility of the Underlying and the securities included in the Underlying; the dividend rate paid on the securities included in the Underlying, if applicable; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; whether the price of Underlying is currently or has been less than the Downside Threshold; the availability of comparable instruments; the creditworthiness of BofA Finance, as issuer, and BAC, as guarantor; and the then current bid-ask spread for the Notes and the factors discussed under “— Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, and UBS and its affiliates, may create conflicts of interest with you and may affect your return on the Notes and their market value” below. These factors are unpredictable and interrelated and may offset or magnify each other.

♦
Greater expected volatility generally indicates an increased risk of loss. Volatility is a measure of the degree of variation in the prices of the Underlying over a period of time. The greater the expected volatility of the Underlying at the time the terms of the Notes are set, the greater the expectation is at that time that the Notes will not be automatically called and that you may lose a significant portion or all of the Stated Principal Amount at maturity. In addition, the economic terms of the Notes, including the Call Return Rate and the Downside Threshold, are based, in part, on the expected volatility of the Underlying at the time the terms of the Notes are set, where higher expected volatility will generally be reflected in a higher Call Return Rate than the fixed rate we would pay on conventional debt securities of the same maturity and/or on otherwise comparable securities and/or a lower Downside Threshold as compared to otherwise comparable securities. However, the Underlying’s volatility can change significantly over the term of the Notes and a relatively higher Call Return Rate and/or a lower Downside Threshold may not necessarily indicate that the Notes have a greater likelihood of being automatically called. You should be willing to accept the downside market risk of the Underlying and the potential to lose a significant portion or all of your initial investment.

Conflict-related Risks
♦
Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, and UBS and its affiliates, may create conflicts of interest with you and may affect your return on the Notes and their market value. We, the Guarantor or one or more of our other affiliates, including BofAS, and UBS and its affiliates, may buy or sell shares or units of the Underlying or the securities held by or included in the Underlying, or futures or options contracts on the Underlying or those securities, or other listed or over-the-counter derivative instruments linked to the Underlying or those securities. We, the Guarantor or one or more of our other affiliates, including BofAS, and UBS and its affiliates also may issue or underwrite other financial instruments with returns based upon the Underlying. We expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under the Notes. We, the Guarantor or our other affiliates, including BofAS, and UBS and its affiliates also may enter into hedging transactions relating to other Notes or instruments, some of which may have returns calculated in a manner related to that of the Notes offered hereby. We or UBS may enter into such hedging arrangements with one of our or their affiliates. Our affiliates or their affiliates may enter into additional hedging transactions with other parties relating to the Notes and the Underlying. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, or the hedging activity could also result in a loss. We and our affiliates and UBS and its affiliates will price these hedging transactions with the intent to realize a profit, regardless of whether the value of the Notes increases or decreases. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the Guarantor and our other affiliates, including BofAS, and UBS and its affiliates receive for the sale of the Notes, which creates an additional incentive to sell the Notes to you. While we, the Guarantor or one or more of our other affiliates, including BofAS, and UBS and its affiliates may from time to time own shares or units of the Underlying or securities included in the Underlying, except to the extent that BAC’s or UBS Group AG’s (the parent company of UBS) common stock may be included in the Underlying, as applicable, we, the Guarantor and our other affiliates, including BofAS, and UBS and its affiliates do not control any company included in the Underlying, and have not verified any disclosure made by any other company. We, the Guarantor or one or more of our other affiliates, including BofAS, and UBS and its affiliates may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the Notes. The transactions described above may present a conflict of interest between your interest in the Notes and the interests we, the Guarantor and our other affiliates, including BofAS, and UBS and its affiliates may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management.

The transactions described above may affect the value of the Underlying in a manner that could be adverse to your investment in the Notes. On or before the Trade Date, any purchases or sales by us, the Guarantor or our other affiliates, including BofAS or others on its behalf, and UBS and its affiliates (including for the purpose of hedging some or all of our anticipated exposure in connection with the Notes) may affect the value of the Underlying. Consequently, the value of the Underlying may change subsequent to the Trade Date, adversely affecting the market value of the Notes. In addition, these activities may decrease the market value of your Notes prior to maturity, and may affect the amounts to be paid on the Notes. We, the Guarantor or one or more of our other affiliates, including BofAS, and UBS and its affiliates may purchase or otherwise acquire a long or short position in the Notes and may hold or resell the Notes. For example, BofAS may enter into these transactions in connection with any market making activities in which it engages. We cannot assure you that these activities will not adversely affect the value of the Underlying, the market value of your Notes prior to maturity or the amounts payable on the Notes.
♦
There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the Notes and, as such, will make a variety of determinations relating to the Notes, including the amounts that will be paid on the Notes. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent.

Underlying-related Risks
♦
The Notes are subject to the market risk of the Underlying. The return on the Notes, which may be negative, is directly linked to the performance of the Underlying and indirectly linked to the value of the securities included in the Underlying. The price of the Underlying can rise or fall sharply due to factors specific to the Underlying and the securities included in the Underlying and the issuers of such securities, such as stock price volatility, earnings and financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market or commodity market volatility and levels, interest rates and economic and political conditions.

♦
The stocks held by the GDXJ are concentrated in one sector. The GDXJ holds securities issued by companies in the gold and silver mining sector. As a result, some of the stocks that will determine the performance of the Notes are concentrated in one sector. Although an investment in the Notes will not give holders any ownership or other direct interests in the securities held by the GDXJ, the return on an investment in the Notes will be subject to certain risks associated with a direct equity investment in companies in this sector. Accordingly, by investing in the Notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

♦
An investment in the Notes is subject to risks associated with investing in stocks in the gold and silver mining industries. All or substantially all of the equity securities held by the GDXJ are issued by companies whose primary line of business is directly associated with the gold and/or silver mining industries. As a result, the value of the Notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting these industries than a different investment linked to securities of a more broadly diversified group of issuers. Investments related to gold and silver are considered speculative and are affected by a variety of factors.  Competitive pressures may have a significant effect on the financial condition of gold and silver mining companies. Also, gold and silver mining companies are highly dependent on the price of gold and silver bullion, respectively, and may be adversely affected by a variety of worldwide economic, financial and political factors. The price of gold has fluctuated in recent years and may continue to fluctuate substantially over short periods of time so the trading price of the shares of the GDXJ may be more volatile than other types of investments. Fluctuation in the prices of gold and silver may be due to a number of factors, including changes in inflation and changes in industrial and commercial demand for metals. Additionally, increased environmental or labor costs may depress the value of metal investments. In times of significant inflation or great economic uncertainty, gold, silver and other precious metals may outperform traditional investments such as bonds and stocks. However, in times of stable economic growth, traditional equity and debt investments could offer greater appreciation potential and the value of gold, silver and other precious metals may be adversely affected, which could in turn affect the GDXJ’s returns. If a natural disaster or other event with a significant economic impact occurs in a region where the companies in which the GDXJ invests operate, that disaster or event could negatively affect the profitability of these companies and, in turn, the GDXJ’s investment in them. These factors could affect the gold and silver mining industries and could affect the value of the equity securities held by the GDXJ and the price of the GDXJ during the term of the Notes, which may adversely affect the value of your Notes.

In addition, the GDXJ is classified as “non-diversified” under the Investment Company Act of 1940, as amended. A non-diversified fund generally may invest a larger percentage of its assets in the securities of a smaller number of issuers. As a result, the GDXJ may be more susceptible to the risks associated with these particular companies, or to a single economic, political or regulatory occurrence affecting these companies.
♦
The Notes are subject to foreign currency exchange rate risk. The GDXJ holds securities traded outside of the United States. Its share price will fluctuate based upon its net asset value (“NAV”), which will in turn depend in part upon changes in the value of the currencies in which the securities held by the GDXJ are traded. Accordingly, investors in the Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the securities held by the GDXJ are traded. An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar. If the dollar strengthens against these currencies, the NAV of the GDXJ will be adversely affected and the price of the GDXJ may decrease.

♦
An investment in the Notes is subject to risks associated with foreign securities markets, including emerging markets. Some of the securities held by the GDXJ are issued by foreign companies and you should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. Foreign securities markets may have less liquidity and may be more volatile than the U.S. securities markets, and market developments may affect foreign markets differently than U.S. securities markets. Direct or indirect government intervention to stabilize a foreign securities market, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about non-U.S. companies that are not subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices and performance of securities of non-U.S. companies are subject to political, economic, financial, military and social factors which could negatively affect foreign securities markets, including the possibility of recent or future changes in a foreign government’s economic, monetary and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities, the possibility of imposition of withholding taxes on dividend income, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility or political instability and the possibility of natural disaster or adverse public health developments. Moreover, the relevant non-U.S. economies may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.

In addition, the GDXJ may include companies in countries with emerging markets. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions (due to economic dependence upon commodity prices and international trade), and may suffer from extreme and volatile debt burdens, currency devaluations or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

The securities included in the GDXJ may be listed on a foreign stock exchange. A foreign stock exchange may impose trading limitations intended to prevent extreme fluctuations in individual security prices and may suspend trading in certain circumstances. These actions could limit variations in the Closing Price of the GDXJ which could, in turn, adversely affect the value of the Notes.

♦
The performance of the Underlying may not correlate with the performance of its underlying index as well as the net asset value per share or unit of the Underlying, especially during periods of market volatility. The performance of the Underlying and that of its underlying index generally will vary due to, for example, transaction costs, management fees, certain corporate actions, and timing variances. Moreover, it is also possible that the performance of the Underlying may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying index. This could be due to, for example, the Underlying not holding all or substantially all of the underlying assets included in its underlying index and/or holding assets that are not included in its underlying index, the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments held by the Underlying, differences in trading hours between the Underlying (or the underlying assets held by the Underlying) and its underlying index, or other circumstances. This variation in performance is called the “tracking error,” and, at times, the tracking error may be significant. In addition, because the shares or units of each Underlying are traded on a securities exchange and are subject to market supply and investor demand, the market price of one share or unit of the Underlying may differ from its net asset value per share or unit; shares or units of the Underlying may trade at, above, or below its net asset value per share or unit. During periods of market volatility, securities held by the Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share or unit of the Underlying and the liquidity of the Underlying may be adversely affected. Market volatility may also disrupt the ability of market participants to trade shares or units of the Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares or units of the Underlying. As a result, under these circumstances, the market value of shares or units of the Underlying may vary substantially from the net asset value per share or unit of the Underlying.

♦
The anti-dilution adjustments will be limited. The calculation agent may adjust the Price Multiplier of the Underlying and other terms of the Notes to reflect certain actions by the Underlying, as described in the section “Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to ETFs” in the accompanying product supplement. The calculation agent will not be required to make an adjustment for every event that may affect the Underlying and will have broad discretion to determine whether and to what extent an adjustment is required.

♦
The sponsor or investment advisor of the Underlying may adjust the Underlying in a way that affects its prices, and the sponsor or investment advisor has no obligation to consider your interests. The sponsor or investment advisor of the Underlying can add, delete, or substitute the components included in the Underlying or make other methodological changes that could change its price. Any of these actions could adversely affect the value of your Notes.

Tax-related Risks
♦
The U.S. federal income tax consequences of an investment in the Notes are uncertain, and may be adverse to a holder of the Notes.  No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or securities similar to the Notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain. Under the terms of the Notes, you will have agreed with us to treat the Notes as single financial contracts, as described below under “U.S. Federal Income Tax Summary—General.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Notes, the timing and character of gain or loss with respect to the Notes may differ. No ruling will be requested from the IRS with respect to the Notes and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.” You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the Notes.

Hypothetical Examples
Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.
The examples below illustrate the hypothetical payment upon automatic call or at maturity for a $10.00 Stated Principal Amount Note with the following assumptions* (the actual terms of the Notes will be determined on the Trade Date; amounts may have been rounded for ease of reference and do not take into account any tax consequences from investing in the Notes):
♦	Stated Principal Amount: $10
♦	Term: Approximately 3 years, unless earlier automatically called
♦	Hypothetical Initial Value: 100
♦	Hypothetical Call Return Rate: 13.20% per annum (the lower end of the range for the Call Return Rate)
♦	Hypothetical Call Returns/Call Prices: As set forth on page PS-6 of this pricing supplement, based on the lower end of each range
♦	Observation Dates: Quarterly, as set forth on page PS-6 of this pricing supplement
♦	Hypothetical Downside Threshold: 60.00, which is 60% of the hypothetical Initial Value
*The hypothetical Call Return Rate, Call Returns and Call Prices may not represent the actual Call Return Rate, Call Returns and Call Prices, and the hypothetical Initial Value and Downside Threshold do not represent the actual Initial Value and Downside Threshold, respectively, applicable to the Underlying. The actual Call Return Rate, Call Returns, Call Prices, Initial Value and Downside Threshold will be determined on the Trade Date. All payments on the Notes are subject to issuer and guarantor credit risk.
Example 1 — The Current Underlying Price is greater than the Initial Value on the First Observation Date; the Notes are called
Current Underlying Price on first Observation Date:	110 (greater than the Initial Value)
Call Price per Note:	$10.00 + applicable Call Return $10.00 + $1.32 =$11.32
The Current Underlying Price on the first Observation Date is greater than the Initial Value. The Notes would be automatically called on the first Observation Date and we would pay you on the applicable Call Settlement Date a Call Price of $11.32 per Note (for a 13.20% total return on the Notes).
Example 2 — The Current Underlying Price is less than the Initial Value on the first Observation Date, but is greater than the Initial Value on the second Observation Date; the Notes are called
Current Underlying Price on first Observation Date:	85 (less than the Initial Value)
Current Underlying Price on second Observation Date:	115 (greater than the Initial Value)
Call Price per Note:	$10.00 + applicable Call Return $10.00 + $1.65 =$11.65
The Current Underlying Price on the first Observation Date is less than the Initial Value, and as a result the Notes are not automatically called following the first Observation Date. On the second Observation Date, the Current Underlying Price is greater than the Initial Value. The Notes would be automatically called on the second Observation Date and we would pay you on the applicable Call Settlement Date a Call Price of $11.65 per Note (for a 16.50% total return on the Notes).
Example 3 — Notes are NOT automatically called and the Current Underlying Price on the Final Observation Date is above the Downside Threshold
Current Underlying Price on first Observation Date:	90 (less than the Initial Value)
Current Underlying Price on second through eighth Observation Dates:	80 (less than the Initial Value)
Current Underlying Price on Final Observation Date:	95 (less than the Initial Value; greater than the Downside Threshold)
Payment At Maturity (per Note):	$10.00
The Current Underlying Price on each Observation Date, including the Final Observation Date, is less than the Initial Value, and as a result the Notes are not automatically called following any of the Observation Dates. Because the Notes are not automatically called and the Current Underlying Price on the Final Observation Date is greater than the Downside Threshold, at maturity, investors will receive the Stated Principal Amount.
Example 4 — Notes are NOT automatically called and the Current Underlying Price on the Final Observation Date is below the Downside Threshold
Current Underlying Price on first Observation Date:	90 (less than the Initial Value)
Current Underlying Price on second through eighth Observation Dates:	80 (less than the Initial Value)
Current Underlying Price on Final Observation Date:	30 (less than the Initial Value; less than the Downside Threshold)

Payment At Maturity (per Note):	$10.00 × [1 + Underlying Return on the Final Observation Date] $10.00 × [ 1 + -70.00%] =$3.00
The Current Underlying Price on each Observation Date, including the Final Observation Date, is less than the Initial Value, and as a result the Notes are not automatically called following any of the Observation Dates. Because the Notes are not automatically called and the Current Underlying Price on the Final Observation Date is less than the Downside Threshold, at maturity, investors are exposed to the downside performance of the Underlying and you will receive $3.00 per Note, which reflects the percentage decrease in the price of the Underlying from the Trade Date to the Final Observation Date (for a -70.00% total return on the Notes).

The Underlying
All disclosures contained in this pricing supplement regarding the Underlying, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, VanEck Associates Corporation, the investment advisor of the GDXJ. We refer to VanEck Associates Corporation as the “Investment Advisor.” The Investment Advisor, which licenses the copyright and all other rights to the Underlying, has no obligation to continue to publish, and may discontinue publication of, the Underlying. The consequences of the Investment Advisor discontinuing publication of the Underlying are discussed in “Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to ETFs—Discontinuance of or Material Change to an ETF” in the accompanying product supplement. None of us, the Guarantor, the calculation agent, or either Selling Agent accepts any responsibility for the calculation, maintenance or publication of the Underlying or any successor underlying.
None of us, the Guarantor, the Selling Agents or any of our or their respective affiliates makes any representation to you as to the future performance of the Underlying.
You should make your own investigation into the Underlying.
The VanEck® Junior Gold Miners ETF
The GDXJ is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “GDXJ.” The GDXJ seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the MVIS® Global Junior Gold Miners Index (“MVGDXJ”). For more information about the MVGDXJ, please see “The MVIS® Global Junior Gold Miners Index” below.

The GDXJ, using a “passive” or indexing investment approach, attempts to approximate the investment performance of the MVGDXJ by investing in a portfolio of securities that generally replicates the MVGDXJ.

The GDXJ’s return may not match the return of the MVGDXJ for a number of reasons. For example, the GDXJ incurs a number of operating expenses not applicable to the MVGDXJ and incurs costs associated with buying and selling securities, especially when rebalancing the GDXJ’s securities holdings to reflect changes in the composition of the MVGDXJ, which are not factored into the return of the MVGDXJ. Transaction costs, including brokerage costs, will decrease the GDXJ’s net asset value to the extent not offset by the transaction fee payable by an authorized participant. Market disruptions and regulatory restrictions could have an adverse effect on the GDXJ’s ability to adjust its exposure to the required levels in order to track the MVGDXJ. Errors in the MVGDXJ data, the MVGDXJ computations and/or the construction of the MVGDXJ in accordance with its methodology may occur from time to time and may not be identified and corrected by the MVGDXJ provider for a period of time or at all, which may have an adverse impact on the GDXJ and its shareholders. In addition, the GDXJ may not invest in certain securities included in the MVGDXJ, or invest in them in the exact proportions in which they are represented in the MVGDXJ. The GDXJ’s performance may also deviate from the return of the MVGDXJ due to legal restrictions or limitations imposed by the governments of certain countries, certain listing standards of the GDXJ’s listing exchange, a lack of liquidity on stock exchanges in which the securities trade, potential adverse tax consequences or other regulatory reasons (such as diversification requirements). The GDXJ may value certain of its investments and/or other assets based on fair value prices. To the extent the GDXJ calculates its net asset value based on fair value prices and the value of the MVGDXJ is based on securities’ closing prices (i.e., the value of the MVGDXJ is not based on fair value prices), the GDXJ’s ability to track the MVGDXJ may be adversely affected. In addition, any issues the GDXJ encounters with regard to currency convertibility (including the cost of borrowing funds, if any) and repatriation may also increase tracking risk. In light of the factors discussed above, the GDXJ’s return may deviate significantly from the return of the MVGDXJ. Changes to the composition of the MVGDXJ in connection with a rebalancing or reconstitution of the MVGDXJ may cause the GDXJ to experience increased volatility, during which time the GDXJ’s index tracking risk may be heightened.
The MVIS® Global Junior Gold Miners Index
All information contained in this pricing supplement regarding the MVGDXJ, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, MV Index Solutions GmbH (“MVIS”). The MVGDXJ was developed by MVIS and is maintained and published by MVIS. The MVGDXJ is calculated by Solactive AG. MVIS has no obligation to continue to publish, and may discontinue the publication of, the MVGDXJ.

The MVGDXJ is reported by Bloomberg L.P. under the ticker symbol “MVGDXJ.”

The MVGDXJ is designed to track the performance of the global gold and silver mining small-cap segment, which includes companies that derive at least 50% (25% for current components) of their revenues from gold mining/royalties/streaming and/or silver mining/royalties/streaming or with mining projects that have the potential to generate at least 50% of their revenues from gold and/or silver when developed. The MVGDXJ was launched on August 31, 2009 with a base index value of 1,000 as of December 31, 2003.
Index Composition and Maintenance
The Index Universe
The index universe includes only common stocks and stocks with similar characteristics from financial markets that are freely investable for foreign investors and that provide real-time and historical component and currency pricing. Limited partnerships are excluded. Companies from financial markets that are not freely investable for foreign investors or that do not provide real-time and historical component and currency pricing may still be eligible if they have a listing on an eligible exchange and if they meet all the size and liquidity requirements on that exchange.

Only stocks that have a full market capitalization exceeding US$50 million are eligible for the index universe.
Investable Index Universe
Companies with a free-float (or shares available to foreign investors) of less than 5% for existing index components or less than 10% for new components are ineligible for inclusion.

In addition to the above, stocks that are currently not in the MVGDXJ must meet the following size and liquidity requirements:
•	a full market capitalization exceeding US$150 million;
•	a three-month average-daily-trading volume of at least US$1 million at the current review and also at the previous two reviews; and
•	at least 250,000 shares traded per month over the last six months at the current review and also at the previous two reviews.
For stocks already in the MVGDXJ the following applies:
•	a full market capitalization exceeding US$75 million; and
•	a three-month average-daily-trading volume of at least US$0.2 million in at least two of the latest three quarters (current review and also at previous two reviews)
•	In addition, a three-month average-daily-trading volume of at least US$0.6 million at current review or at one of the previous two reviews; or
•	at least 200,000 shares traded per month over the last six months at the current review or at one of the previous two reviews.
In case the number of investable stocks drops below the minimum component number for the respective index, current components remain investable.
Only one share line of each company is eligible. In case more than one share line fulfills the above size and liquidity rules, only the largest share line by free-float market capitalization is eligible. MVIS can, in exceptional cases (e.g., significantly higher liquidity), decide for a different share line.
In case the free-float market capitalization of a non-component share line:
•	exceeds the free-float market capitalization of a share line of the same company which is an index component by at least 25%; and
•	fulfills all size and liquidity eligibility criteria for non-components,
•	the current component share line will be replaced by the larger one. MVIS can, in exceptional cases (e.g., significantly higher liquidity), decide to keep the current share line instead.
Index Constituent Selection
The MVGDXJ is reconstituted on a semi-annual basis. The target coverage of the MVGDXJ is 100% of the free-float market capitalization of the investable small-cap universe with at least 25 companies. The constituents of the MVGDXJ are selected using the following procedure:
(1)	Companies are valued by full market capitalization (all secondary lines are grouped). All companies (and not securities) are sorted by full market capitalization in descending order.
(2)
Companies covering the top 60% of the full market capitalization are excluded. Only companies ranking between 60% and 98% qualify for the selection. However, existing components ranking between 55% and 60% or 98% and 99% also qualify for the selection.

(3)
All companies which qualified in step 2 are now viewed as securities (companies with secondary lines are ungrouped and treated separately). Only securities that meet all requirements of the investable index universe are added to the MVGDXJ.

(4)	In case the number of eligible companies is below 25, additional companies are added by MVIS’s decision until the number of stocks equals 25.
In addition to the periodic reviews, the MVGDXJ is continually reviewed for corporate events (e.g., mergers, takeovers, spin-offs, delistings and bankruptcies) that affect the index components.
(1) Companies are valued by full market capitalization (all secondary lines are grouped). All companies (and not securities) are sorted by full market capitalization in descending order. (2) Companies covering the top 60% of the full market capitalization are excluded. Only companies ranking between 60% and 98% qualify for the selection. However, existing components ranking between 55% and 60% or 98% and 99% also qualify for the selection. (3) All companies which qualified in step 2 are now viewed as securities (companies with secondary lines are ungrouped and treated separately).  Only securities that meet all requirements of the investable index universe are added to the Junior Gold

Miners Index. (4) In case the number of eligible companies is below 25, additional companies are added by MVIS’s decision until the number of stocks equals 25. In addition to the periodic reviews, the Junior Gold Miners Index is continually reviewed for corporate events (e.g., mergers, takeovers, spin-offs, delistings and bankruptcies) that affect the index components.
Review Schedule
The reviews for the MVGDXJ are based on the closing data on the last business day in February and August. If a company does not trade on the last business day in February or August, the last available price for this company will be used.
The underlying index data (e.g., new number of shares, new free-float factors and new weighting cap factors) is announced on the second Friday in March or September. The weighting cap factors are based on closing data of the Wednesday prior to the second Friday in March or September. Changes to the MVGDXJ are implemented and based on the closing prices of the third Friday in March or September. If the third Friday is not a business day, then the review will take place on the last business day before the third Friday. If a constituent of the MVGDXJ does not trade on the third Friday in March or September, then the last available price for that index constituent will be used. Changes become effective on the next business day. The component changes to the MVGDXJ are announced on the second Friday in March or September.
Ongoing Maintenance
In addition to the periodic reviews, the MVGDXJ is continually reviewed for corporate events (e.g., mergers, takeovers, spin-offs, delistings and bankruptcies) that affect the MVGDXJ components.
Deletions. For all corporate events that result in a stock deletion from the MVGDXJ, the deleted stock will be replaced with the highest ranked non-component on the most recent selection list immediately only if the number of components in the MVGDXJ would drop below 20. The replacement stock will be added at the same weight as the deleted stock. Only in case the number of components drop below its minimum due to a merger of two or more index components, the replacement stock will be added with its free-float market capitalization, weighted with the capping factor of the uncapped components in the small-weight group of the weighting scheme. In all other cases (i.e., there is not replacement), the additional weight resulting from the deletion will be redistributed proportionally across all other components of the MVGDXJ.
Changes to Free-Float Factor and Number of Shares. Changes to the number of shares or the free-float factors due to corporate actions like stock dividends, splits, rights issues, etc. are implemented immediately and will be effective the next trading day (i.e., the ex-date). Simple share/float changes are implemented after a 3-day notice period.
Initial Public Offerings (IPOs) and Spin-Offs. An IPO stock is eligible for fast-track addition to the index universe for the MVGDXJ once; either at the next semi-annual review if it has been trading since at least the last trading day of the month prior to the review snapshot dates (i.e., the last trading day in February or August) or else at the then-following semi-annual review. In order to be added to the MVGDXJ the IPO stock has to meet the size and liquidity requirements:
•	the IPO must have a full market capitalization exceeding US$150 million;
•	the IPO must have a free-float factor of at least 10%;
•	the IPO must have an average-daily-trading volume of at least US$1 million; and
•	the IPO must have traded at least 250,000 shares per month (or per 22 days).
This rule is applicable for newly spun-off companies as well.
Changes due to Mergers & Takeovers. A merger or takeover is deemed successful if it has been declared wholly unconditional and has received approval of all regulatory agencies with jurisdiction over the transaction. The result of a merger or takeover is typically one surviving stock and one or more non-surviving stocks that may not necessarily be de-listed from the respective trading system(s).
If a MVGDXJ component merges with or takes over another MVGDXJ component: The surviving stock remains in the MVGDXJ and the other stock is deleted immediately from the MVGDXJ. Its shares and float are adjusted according to the terms of the merger/takeover. The index market capitalization of the merged company corresponds to the market capitalization of the two separate companies.
If a MVGDXJ component merges with or takes over a non-MVGDXJ component: If the surviving stock meets the MVGDXJ requirements, then it remains in the MVGDXJ and its shares (if the share change is greater than 10%) and float are adjusted according to the terms of the merger/takeover. If the surviving stock does not meet the MVGDXJ requirements, then it is deleted immediately from the MVGDXJ.
If a non-MVGDXJ component merges with or takes over a MVGDXJ component: If the surviving stock meets the MVGDXJ requirements, then it will be added to the MVGDXJ (shares (if the share change is greater than 10%) and float adjusted according to the terms of the merger/takeover) and will replace the current MVGDXJ component. If the surviving stock does not meet the MVGDXJ requirements, then it will not be added to the MVGDXJ and the current MVGDXJ component is deleted immediately from the MVGDXJ.
Changes due to Spin-Offs. Each spin-off stock is immediately added to the MVGDXJ for at least two trading days. If a spin-off company does not qualify for the MVGDXJ, it will be deleted based on its closing price. Shares and floats of the surviving companies are adjusted according to the terms of the spin-off. In case the number of MVGDXJ components drops below the minimum component number and no non-component stock is eligible as a replacement, the determination of the addition is subject to MVIS’s decision.

Index Calculation
The value of the MVGDXJ is calculated using the Laspeyres’ formula, rounded to two decimal places, with stock prices converted to U.S. dollars:
where (for all stocks (i) in the MVGDXJ):
●	p i = stock price (rounded to four decimal places);
●	q i = number of shares;
●	ff i = free-float factor (rounded to two decimal places);
●	fx i = exchange rate (local currency to U.S. Dollar) (rounded to 12 decimal places);
●	cf i = sector-weighting cap factor (if applicable, otherwise set to 1) (rounded to 16 decimal places);
●	M = free-float market capitalization of the MVGDXJ; and
●	D = divisor (rounded to six decimal places).
Free-Float
The MVGDXJ is free-float adjusted — that is, the number of shares outstanding is reduced to exclude closely held shares (amount larger than 5% of the company’s full market capitalization) from the index calculation. At times, other adjustments are made to the share count to reflect foreign ownership limits. These are combined with the block-ownership adjustments into a single factor. To avoid unwanted double counting, either the block-ownership adjustment or the restricted stocks adjustment is applied, whichever produces the higher result. Free-float factors are reviewed quarterly.
Company-Weighting Cap Factors
Companies in the MVGDXJ are ranked according to their free-float market capitalization, as modified by the company-weighting cap factors. The MVGDXJ uses the company-weighting cap factors to ensure diversification to avoid overweighting. The company-weighting cap factors are reviewed quarterly and applied, if necessary. The following weighting scheme applies to the MVGDXJ:
(1)	All companies are ranked by their free-float market capitalization. The top five stocks get the following weights:
a.	The largest stock’s weight will be fixed to 7%.
b.	The 2nd largest stock’s weight will be fixed to 6.5%.
c.	The 3rd largest stock’s weight will be fixed to 6%.
d.	The 4th largest stock’s weight will be fixed to 5.5%.
e.	The 5th largest stock’s weight will be fixed to 5%.
(2)
The aggregate weight of the remaining stocks is 70%. The maximum weight allowed for the remaining stocks is 4.5%. If a stock exceeds the maximum weight, the weight will be reduced to the maximum weight and the excess weight shall be redistributed proportionally across the index constituents out of the top 5 stocks. This process is repeated until no stocks have weights exceeding the maximum weight.

(3)
The maximum weight for silver stocks is 4.5% and the weight of silver stocks in total must not constitute more than 20% of the index. In this case a sector-weighting cap factor will be applied which is calculated to ensure that the aggregate weight of all gold stocks will not be less than 80% and the aggregate weighting of all silver stocks will not be greater than 20%.

The following scheme is applied in the quarters in which the index rebalanced:
(1)	The top five stocks from the previous index review receive the same weights as of the previous review. The rest of companies are ranked by their free-float market capitalization.
(2)
In case one of the top five components of the previous index review does not exist anymore in the current rebalance, the subsequent company in the rank will move up in rank until there is a fixed list of top five components.

(3)
The aggregate weight of the remaining stocks is 70%. The maximum weight allowed for the remaining stocks is 4.5%. If a stock exceeds the maximum weight, the weight will be reduced to the maximum weight and the excess weight shall be redistributed proportionally across the index constituents out of the top 5 stocks. This process is repeated until no stocks have weights exceeding the maximum weight.

(4)
The maximum weight for silver stocks is 4.5% and the weight of silver stocks in total must not constitute more than 20% of the index. In this case a sector-weighting cap factor will be applied which is calculated to ensure that the aggregate weight of all gold stocks will not be less than 80% and the aggregate weighting of all silver stocks will not be greater than 20%.

Divisor Adjustments
Index maintenance (reflecting changes in, e.g., shares outstanding, capital actions, addition or deletion of stocks to the MVGDXJ) should not change the level of the MVGDXJ. This is accomplished with an adjustment to the divisor. Any change to the stocks in the MVGDXJ that alters the total market value of the MVGDXJ while holding stock prices constant will require a divisor adjustment.
where ∆MC is the difference between closing market capitalization and adjusted closing market capitalization of the MVGDXJ.
Data Correction
Incorrect or missing input data will be corrected immediately.
Corporate Action Related Adjustments
Corporate actions range widely from routine share issuances or buy backs to unusual events like spin-offs or mergers. These are listed on the table below with notes about the necessary changes and whether the divisor will be adjusted. Implementation takes place on the ex-date.
Special cash dividend pi, adjusted = pi – (Dividend x (1 – Withholding Tax))	Divisor change: Yes
Split Shareholders receive “B” new shares for every “A” share held.	Divisor change: No
Rights offering Shareholders receive “B” new shares for every “A” share held. If the subscription-price is either not available or not smaller than the closing price, then no adjustment will be done.	Divisor change: No

Stock dividend Shareholders receive “B” new shares for every “A” share held.	Divisor change: No
Stock dividend from treasury Stock dividends from treasury are adjusted as ordinary cash dividends. Shareholders receive ‘B’ new shares for every ‘A’ share held.	Divisor change: Yes
Stock dividend of a different company security Shareholders receive “B” shares of a different company for every “A” share held.	Divisor change: Yes
Spin-offs Shareholders receive “B” shares of a different company for every “A” share held.	Divisor change: Yes
Addition/deletion of a company Net change in market value determines the divisor adjustment.	Divisor change: Yes
Changes in shares outstanding/free-float
Any secondary issuance, share repurchase, buy back, tender offer, Dutch auction, exchange offer, bought deal equity offering or prospectus offering will be updated at the semi-annual review if the change is smaller than 10%. Changes larger than 10% will be pre-announced (3 trading days’ notice) and implemented on a best efforts basis. If necessary and information is available, resulting float changes are taken into consideration. Share changes will not be implemented in the week between review announcement and implementation.
Divisor change: Yes
Changes due to a merger/takeover/spin-off Net change in free-float market value determines the divisor adjustment. In case of no change, the divisor change is 0.	Divisor change: Yes
With corporate actions where cash dividends or other corporate assets are distributed to shareholders, the price of the stock will drop on the ex-dividend day (the first day when a new shareholder is eligible to receive the distribution). The effect of the divisor adjustment is to prevent this price drop from causing a corresponding drop in the MVGDXJ.
Corporate actions are announced at least four days prior to implementation.

Historical Performance of the GDXJ
The following graph sets forth the daily historical performance of the GDXJ in the period from January 2, 2020 through March 20, 2025. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The horizontal line in the graph represents the GDXJ’s hypothetical Downside Threshold of 33.83 (rounded to two decimal places), which is 60% of the GDXJ’s hypothetical Initial Value of 56.38, which was its Closing Market Price on March 20, 2025. The actual Initial Value and Downside Threshold will be determined on the Trade Date.
This historical data on the GDXJ is not necessarily indicative of the future performance of the GDXJ or what the value of the Notes may be. Any historical upward or downward trend in the price of the GDXJ during any period set forth above is not an indication that the price of the GDXJ is more or less likely to increase or decrease at any time over the term of the Notes.
Before investing in the Notes, you should consult publicly available sources for the prices and trading pattern of the GDXJ.

Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest
BofAS, an affiliate of BofA Finance and the lead selling agent for the sale of the Notes, will receive an underwriting discount of $0.25 for any Note sold in this offering. UBS, as selling agent for sales of the Notes, expects to purchase from BofAS, and BofAS expects to sell to UBS, all of the Notes sold in this offering for $9.75 per Note. UBS proposes to offer the Notes to the public at a price of $10.00 per Note. UBS will receive an underwriting discount of $0.25 for each Note it sells to the public. The underwriting discount will be received by UBS and its financial advisors collectively.  If all of the Notes are not sold at the initial offering price, BofAS may change the public offering price and other selling terms.
BofAS, a broker-dealer affiliate of ours, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as lead selling agent in the distribution of the Notes. Accordingly, the offering of the Notes will conform to the requirements of FINRA Rule 5121. BofAS may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.
We will deliver the Notes against payment therefor in New York, New York on a date that is greater than one business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.
BofAS and any of our other broker-dealer affiliates may use this pricing supplement, and the accompanying product supplement, prospectus supplement and prospectus, for offers and sales in secondary market transactions and market-making transactions in the Notes. However, they are not obligated to engage in such secondary market transactions and/or market-making transactions. These broker-dealer affiliates may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market conditions at the time of the sale.
As agreed by BofAS and UBS, for approximately an eight-month period after the Trade Date, to the extent BofAS offers to buy the Notes in the secondary market, it will do so at a price that will exceed the estimated value of the Notes at that time. The amount of this excess will decline on a straight line basis over that period. Thereafter, if BofAS buys or sells your Notes, it will do so at prices that reflect the estimated value determined by reference to its pricing models at that time. Any price at any time after the Trade Date will be based on then-prevailing market conditions and other considerations, including the performance of the Underlying and the remaining term of the Notes. However, none of us, the Guarantor, BofAS, UBS or any other party is obligated to purchase your Notes at any price or at any time, and we cannot assure you that any party will purchase your Notes at a price that equals or exceeds the initial estimated value of the Notes.
Any price that BofAS may pay to repurchase the Notes will depend upon then prevailing market conditions, the creditworthiness of us and the Guarantor, and transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the Notes.
Sales Outside of the United States
The Notes have not been approved for public sale in any jurisdiction outside of the United States. There has been no registration or filing as to the Notes with any regulatory, securities, banking, or local authority outside of the United States and no action has been taken by BofA Finance, BAC, BofAS or any other affiliate of BAC, or by UBS or any of its affiliates, to offer the Notes in any jurisdiction other than the United States.  As such, these Notes are made available to investors outside of the United States only in jurisdictions where it is lawful to make such offer or sale and only under circumstances that will result in compliance with applicable laws and regulations, including private placement requirements.
Further, no offer or sale of the securities is permitted with regards to the following jurisdictions:
●	Australia
●	Barbados
●	Belgium
●	Crimea
●	Cuba
●	Curacao Sint Maarten
●	Gibraltar
●	Indonesia
●	Iran
●	Italy
●	Kazakhstan
●	Malaysia
●	New Zealand
●	North Korea
●	Norway
●	Russia
●	Syria
●	Venezuela

You are urged to carefully review the selling restrictions that may be applicable to your jurisdiction beginning on page S-56 of the accompanying prospectus supplement.
European Economic Area and United Kingdom
None of this pricing supplement, the accompanying product supplement, the accompanying prospectus or the accompanying prospectus supplement is a prospectus for the purposes of the Prospectus Regulation (as defined below). This pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement have been prepared on the basis that any offer of Notes in any Member State of the European Economic Area (the “EEA”) or in the United Kingdom (each, a “Relevant State”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant State of Notes which are the subject of the offering contemplated in this pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement may only do so with respect to Qualified Investors. Neither BofA Finance nor BAC has authorized, nor does it authorize, the making of any offer of Notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
PROHIBITION OF SALES TO EEA AND UNITED KINGDOM RETAIL INVESTORS – The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA or in the United Kingdom. For these purposes: (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the Insurance Distribution Directive), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.
United Kingdom
The communication of this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the Notes offered hereby are only available to, and any investment or investment activity to which this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement and the accompanying prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement or the accompanying prospectus or any of their contents.
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to the issuer or the guarantor.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Notes in, from or otherwise involving the United Kingdom.

Structuring the Notes
The Notes are our debt securities, the return on which is linked to the performance of the Underlying. The related guarantees are BAC’s obligations. Any payments on the Notes, including any Call Price, depend on the credit risk of BofA Finance and BAC and on the performance of each of the Underlying. The economic terms of the Notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing and are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked Notes, and the economic terms of certain related hedging arrangements it enters into. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging related charges described elsewhere in this pricing supplement, will reduce the economic terms of the Notes to you and the initial estimated value of the Notes. Due to these factors, the public offering price you pay to purchase the Notes will be greater than the initial estimated value of the Notes as of the Trade Date.
On the cover page of this preliminary pricing supplement, we have provided the initial estimated value range for the Notes. The final pricing supplement will set forth the initial estimated value of the Notes as of the Trade Date.
In order to meet our payment obligations on the Notes, at the time we issue the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlying, the tenor of the Notes and the hedging arrangements.  The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements.  Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.
For further information, see “Risk Factors” beginning on page PS-7 above and “Supplemental Use of Proceeds” on page PS-20 of the accompanying product supplement.

U.S. Federal Income Tax Summary
The following summary of the material U.S. federal income and estate tax considerations of the acquisition, ownership, and disposition of the Notes supplements, and to the extent inconsistent supersedes, the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.
Although the Notes are issued by us, they will be treated as if they were issued by BAC for U.S. federal income tax purposes. Accordingly throughout this tax discussion, references to “we,” “our” or “us” are generally to BAC unless the context requires otherwise.
This summary is directed solely to U.S. Holders and Non-U.S. Holders that, except as otherwise specifically noted, will purchase the Notes upon original issuance and will hold the Notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus.
You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.
General
Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the Notes, we intend to treat the Notes for all tax purposes as single financial contracts with respect to the Underlying and under the terms of the Notes, we and every investor in the Notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the Notes in accordance with such characterization.  In the opinion of our counsel, Sidley Austin LLP, it is reasonable to treat the Notes as single financial contracts with respect to the Underlying.  This discussion assumes that the Notes constitute single financial contracts with respect to the Underlying for U.S. federal income tax purposes.  If the Notes did not constitute single financial contracts, the tax consequences described below would be materially different.
This characterization of the Notes is not binding on the IRS or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in this pricing supplement.  Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative characterizations.
Unless otherwise stated, the following discussion is based on the characterization described above.  The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in the Notes.
We will not attempt to ascertain whether the issuer of the Underlying would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code, or a United States real property holding corporation, within the meaning of Section 897(c) of the Code. If the issuer of the Underlying were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder of the Notes. You should refer to information filed with the SEC by the issuer of the Underlying and consult your tax advisor regarding the possible consequences to you, if any, if the issuer of the Underlying is or becomes a PFIC or is or becomes a United States real property holding corporation.
U.S. Holders
Upon receipt of a cash payment at maturity or upon a sale, exchange, or redemption of the Notes prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Notes. A U.S. Holder’s tax basis in the Notes will equal the amount paid by that holder to acquire them. Subject to the discussion below concerning the possible application of the “constructive ownership” rules of Section 1260 of the Code, this capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the Notes for more than one year. The deductibility of capital losses is subject to limitations.
Possible Application of Section 1260 of the Code. Since the Underlying is the type of financial asset described under Section 1260 of the Code (including, among others, any equity interest in pass-through entities such as exchange traded funds, regulated investment companies, real estate investment trusts, partnerships, and passive foreign investment companies, each a “Section 1260 Financial Asset”), while the matter is not entirely clear, there may exist a risk that an investment in the Notes will be treated, in whole or in part, as a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of the Notes will be recharacterized as ordinary income (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. Holder in taxable years prior to the taxable year of the sale, exchange, redemption, or settlement (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange, redemption, or settlement).
If an investment in the Notes is treated as a constructive ownership transaction, it is not clear to what extent any long-term capital gain of a U.S. Holder in respect of the Notes will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the Notes will equal the excess of (i) any long-term capital gain recognized by the U.S. Holder in respect of the Notes and attributable to Section 1260 Financial Assets, over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code) such U.S. Holder would have had if such U.S. Holder had acquired an amount of the corresponding Section 1260 Financial Assets at fair market value on the original issue date for an amount equal to the portion of the issue price of the Notes attributable to the corresponding Section 1260 Financial Assets and sold such amount of Section 1260 Financial Assets at maturity or upon sale, exchange or redemption of the Notes at fair market value. Unless otherwise established by clear and convincing evidence, the net underlying long-term capital gain is treated as zero and therefore it is possible that all long-term capital gain recognized by a U.S. Holder in respect of the Notes will be recharacterized as ordinary income if Section 1260 of the Code applies to an investment in the Notes. U.S. Holders should consult their tax advisors regarding the potential application of Section 1260 of the Code to an investment in the Notes.
As described below, the IRS, as indicated in Notice 2008-2 (the “Notice”), is considering whether Section 1260 of the Code generally applies or should apply to the Notes, including in situations where the Underlyings are not the type of financial asset described under Section 1260 of the Code.
Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of the Notes, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the Notes. In particular, the IRS could seek to subject the Notes to the Treasury regulations governing contingent payment debt instruments. If the IRS were successful in that regard, the timing and character of income on the Notes would be affected significantly. Among other things, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance.  In addition, any gain realized by a U.S. Holder at maturity or upon a sale, exchange, or redemption of the Notes generally would be treated as ordinary income, and any loss realized at maturity or upon a sale, exchange, or redemption of the Notes generally would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.
The Notice sought comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the Notes. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any.  Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the Notes, possibly with retroactive effect.
The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.
In addition, proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the Notes.
Because of the absence of authority regarding the appropriate tax characterization of the Notes, it is also possible that the IRS could seek to characterize the Notes in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize at maturity or upon the sale, exchange, or redemption of the Notes should be treated as ordinary gain or loss.
Non-U.S. Holders
Except as discussed below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax for amounts paid in respect of the Notes provided that the Non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business.  Notwithstanding the foregoing, gain from the sale, exchange, or redemption of the Notes or their settlement at maturity may be subject to U.S. federal income tax if that Non-U.S. Holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the sale, exchange, redemption, or settlement and certain other conditions are satisfied.
If a Non-U.S. Holder of the Notes is engaged in the conduct of a trade or business within the U.S. and if any gain realized on the settlement at maturity, or upon sale, exchange, or redemption of the Notes, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder,

although exempt from U.S. federal withholding tax, generally will be subject to U.S. federal income tax on such gain on a net income basis in the same manner as if it were a U.S. Holder. Such Non-U.S. Holders should read the material under the heading “—U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the Notes.  In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.
A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder.  Under Treasury regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on our determination that the Notes are not delta-one instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlying or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of the Underlying or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Notes to become subject to withholding tax, tax will be withheld at the applicable statutory rate. As discussed above, the IRS has indicated in the Notice that it is considering whether income in respect of instruments such as the Notes should be subject to withholding tax.  Prospective Non-U.S. Holders should consult their own tax advisors regarding the tax consequences of such alternative characterizations.
U.S. Federal Estate Tax. Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a Note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in a Note.
Backup Withholding and Information Reporting
Please see the discussion under “U.S. Federal Income Tax Considerations — General — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the Notes.